 Exhibit 99.1
For Immediate Release
December 4, 2007

Hotel Construction Set to Begin at Evangeline Downs Racetrack & Casino

(Opelousas, La.) – Four years after the Casino facility at Evangeline Downs Racetrack & Casino opened in Opelousas, Louisiana, the owners and operators have announced that construction is beginning on a hotel adjacent to the Casino. Slated to open in the fall of 2008, the 100-room hotel will have a mix of standard rooms, suites, and mega-suites.

"This next phase of construction at Evangeline Downs Racetrack & Casino represents the vision of the leaders of the community, the horse racing industry in Louisiana and our company," said Brent Stevens, chairman and chief executive officer of Peninsula Gaming, LLC. "We are excited about the new jobs this will create for residents in Opelousas and St. Landry Parish."

In addition to the 100 rooms, the project will be comprised of a fitness center, meeting space, a full in-house support laundry and a guest business center. Adjoining the existing structure, the new hotel will provide easy access to the Racetrack, Casino, and all of the existing amenities.

David Courville, AIA is the architect on the project and the developer is Tim Breaux of Ironhorse Development. The General Contractor bid was awarded to Victory Guillory. Posh Exclusive Interiors will be handling interior design and furnishing duties.

The combination wood and steel structure will be wrapped with antique modular brick veneer on the lower level and authentic stucco on the upper levels. The parapet end gables, metal clad hipped roof, decorative ironwork, roof top dormers and windows flanked with wooden shutters will enhance the existing look of the Racetrack & Casino with a genuine southern style hotel.

The approximate gross floor area of the four story hotel will be 72,000 square feet with a registration area of 2,700 square feet for a total of 74,700 square feet of improvements to the property.

Hotel guests will be able to access the lobby from the front or rear as well as valet drop off will be available upon check in.

Of the 100 rooms, there will be 47 King Rooms, 36 Double Queen Rooms, 16-2 Room Suites, and a 3 Bay, 2 bath Presidential Suite. Many rooms will be equipped with connecting doors to adjoining rooms and suites in order to expand on the diverse mix.

Unique to hotels of the area, this facility will feature spacious nine foot ceilings throughout and high end furnishings for ultimate comfort. All rooms will be equipped with high speed Internet and HD Television.  A dish-up area and private elevator will allow for efficient room service on all levels.

The prior phases have been completed ahead of schedule. The Casino opened in December 2003, months ahead of schedule and the racing operation moved to Opelousas less than one year later.

“Evangeline Downs continues to spur the economic growth of our community,” said Don Cravins, Sr., mayor of the city of Opelousas. “We worked very hard to get Evangeline Downs in our Parish with the hopes that it would make a difference for us. Their effort to expand their facility means more jobs and revenue for Opelousas and St. Landry Parish.”

Peninsula Gaming purchased Evangeline Downs Racetrack in 2002. The company completed the land acquisition package in the fall of 2002 and broke ground in February of 2003 for the first phase of the project.

The design of the racetrack and casino incorporates a Southern Louisiana Cajun roadhouse theme on the exterior, with a complementary regional Acadian atmosphere on the interior.

The casino and racetrack portion of the project was completed in two phases. Phase one included the casino that opened on December 19, 2003 with 1,627 of the latest slot machines and parking spaces for 2,544 cars. The casino has several dining options including the Cajun Buffet, a 312-seat buffet dining area; Blackberry’s, a full service 90-seat restaurant; Lagniappe Food Court, a 60-seat food court; 24/7, an all day, all night casual dining restaurant; Mojo’s, a 202-seat sports bar with an additional 37-seat screened patio; and Zydeco’s, a center bar featuring live entertainment and seating for 110.

Phase Two construction includes a one-mile dirt track (in operation since April 2005) with an inner 7/8-mile turf track (schedule for completion, summer 2008), and stables for 980 horses. The racetrack has a grandstand and clubhouse seating for 1,295 patrons and apron and patio space for an additional 3,000 patrons.

“Evangeline Downs just added another jewel to its crown,” said Cravins. “It also means that the more they grow, the more we grow.”

About Peninsula Gaming, LLC:

Peninsula Gaming, LLC is the direct parent of Diamond Jo, LLC, which owns and operates the Diamond Jo Casino in Dubuque, Iowa, The Old Evangeline Downs, L.L.C., which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, and Diamond Jo Worth, LLC, which owns and operates the Diamond Jo Casino in Worth County, Iowa.

Contact:

Trey Thibodeaux, Director of Community Relations
337.594.3000, tthibodeaux@evangelinedowns.com

Julie Calzone, CEO, Calzone & Associates
337.235.2924 extension 3, jcalzone@calzone.com